Exhibit 10.70

CONSULTING AGREEMENT

This agreement, effective April 26, 2011 between National Automation Services, Inc. (hereafter referred to as "NASV") and Mass Media 77 (hereinafter referred to as CONSULTANT)

Whereas, NASV has heretofore entered or intends to enter into various contracts and pursue works with CONSULTANT. Now, therefore, the parties hereto agree as follows:

ARTICLE 1:        Character and Extent of services

1.	CONSULTANT agrees to use best efforts to provide the services specified in Exhibit A according to the specifications presented by NASV in this agreement

2.	CONSULTANT shall be solely responsible for his own worker's compensation insurance, liability insurance and all other forms of coverage.

3.
CONSULTANT shall use his own tools, equipment, databases and reference materials to complete the terms of this Agreement. CONSUITANT shall proceed to accomplish the services hereunder in whatsoever manner deemed· appropriate within the scope of this Agreement.

4.
In no event shall this Agreement constitute an employment agreement, and CONSULTANT shall be considered orally as an independent contractor, and not as an employee, agent, partner or joint venture of NASV.

5.	Changes, which may arise during the term of this Agreement, require the written consent of both parties.

ARTICLE 2:        Term

1.	The term of this Agreement shall be for a period of twelve months effective April 24, 2011.

ARTICLE 3:        Considerations and Payment

1.
CONSULTANT shall be paid each month this Agreement is executed and in force by the fifth business day following the date of the month of the month this agreement is executed. Partial months to be paid pro rata. Payments are to be made out to "Mass Media 77, Inc." or as otherwise directed and mailed directly to CONSULT'ANT. Any additional approved expenses incurred in one month will be documented with invoices for reimbursement in the following month's compensation.

2.
Prior to commencement of Mass Media 77 providing any of its intended services. NASV shall issue to MM77 or its designees 2,000,000 shares, subject to adjustment, of the Company’s common stock.  The shares shall be subject to standard rule 144 rights and restrictions as prescribed by the SEC. The Company agrees that if the Company would file a registration for any reason that it shall provide for unlimited "piggyback" registration rights to Mass Media 77 to be included in the registration. If after 6 months from the date the shares have been issued to MM77, the Consultant attempts to clear the shares from its legend and deposit the shares for free a11d clear resale, the Company agrees to cooperate with NASV's attempt to clear the shares for resale.  This may include writing letters and/or giving instructions to the Company’s transfer agent, requesting its counsel to draft legal opinions or any other steps necessary to clear the shares. No dispute will interfere with this process and the Company agrees not to file for an injunction or otherwise to prevent the clearance or sale of these shares.  If this agreement shall terminate for any reason at any time, then the shares shall remain the earned property of MM77. In addition, at the time of the next installment of funding by investor, by vSource1 and Scarborough Capital, the company will pay to Mass Media 77 $20,000 in cash for its documented and undocumented out of pocket costs in providing its services.

3.	No deductions shall be made from NASV's payments to CONSUL1 ANT.

4.
CONSUL'T'ANT shall be solely responsible for any and all taxes (state, federal  and/or local), ·worker's compensations insurance, disability  insurance payments, social security payments, unemployment insurance payments, insurance, or any similar  type of payment for CONSULTANT, and shall hold NASV harmless from any and all such payments.

ARTICLE 4:        Termination

1.
Either NASV or CONSULTANT may terminate this Agreement at any time by notifying the other party in writing at least thirty (30) business days in advance of the effective date of termination specified in such notice.

ARTICLE 5:        Expense Reimbursements

1.
Out-of-pocket expenses incurred on behalf of NASV will be billed at cost. These expenses include: long distance  telephone calls, fax, audio-visual, meeting  cost (other than food and beverage), photography, mailing  house, design  and printing, clipping, service  research, shipping, messenger and travel expenses.

2.	Aggregate monthly amounts in excess of $200.00 shall be pre-approved in writing before expenditure. All invoices are payable with 30 days of receipt by NASV.

ARTICLE 6:        MISCELLANEOUS

1.	CONSULTANT will comply with all laws, rules and regulations, including relevant securities laws in performing its obligations hereunder.

In witness to, the parties have executed this Agreernent as of the date first written above.

For:	National Automation Services, Inc.

By:	/s/ Robert Chance
Robert Chance, President & CEO

For:	Mass Media 77, Inc.

By:	/s/ Randy Segal
Randy Segal, President